Filed Pursuant to Rule 424(b)(7)

Registration No. 333-226676

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, nominal value $0.0001 per share	22,152,136 shares	$12.15(1)	$269,148,452.40(1)	$33,508.98(1)(2)

(1)

Pursuant to Rule 457(c) of the rules and regulations under the Securities Act, the offering price and registration fee are computed based on the average of the high and low prices reported for the registrant’s ordinary shares traded on the NASDAQ Global Market on August 6, 2018.

(2)

A filing fee of $145,289.98 was previously paid in connection with 17,182,136 unsold shares registered under a registration statement on Form S-3 (Registration Statement No. 333-204657), filed on June 2, 2015. Accordingly, pursuant to Rule 457(p) under the Securities Act, Endo International plc is offsetting $33,508.98 of previously paid filing fees against the total filing fee of $33,508.98 in connection with the filing of this prospectus supplement.

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 8, 2018

22,152,136 Ordinary Shares

Endo International plc

This prospectus supplement supplements the prospectus dated August 8, 2018, which relates to, among other things, the resale of an indeterminate number of our ordinary shares, nominal value $0.0001 per share. This prospectus supplement relates to up to 22,152,136 ordinary shares that may be resold pursuant to the prospectus. We provide more information about the selling shareholders in the section titled “Selling Shareholders” on page S-3 of this prospectus supplement.

The selling shareholders named herein may elect to sell, from time to time, the ordinary shares offered pursuant to this prospectus supplement in a number of different ways and at varying prices. We provide more information about how the selling shareholders may elect to sell their ordinary shares in the section titled “Plan of Distribution” on page S-4 of this prospectus supplement. We will not receive any proceeds from the ordinary shares sold by the selling shareholders.

This prospectus supplement should be read in conjunction with, and may not be delivered or used without, the prospectus. This prospectus supplement is qualified by reference to the information incorporated by reference in the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained or incorporated by reference in the prospectus.

Our ordinary shares are traded on the NASDAQ Global Market (“NASDAQ”) under the symbol “ENDP.” On August 6, 2018, the last reported sale price of our ordinary shares was $12.13 per share on NASDAQ.

Investing in our ordinary shares involves risks. See “Risk Factors” beginning on page S-1.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 8, 2018.

Prospectus Supplement

Prospectus

As used in this prospectus supplement, unless otherwise indicated or required by the context, references throughout to “Endo,” the “Company,” “we,” “our” or “us” refer to Endo International plc and its subsidiaries.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements contained or incorporated by reference in this prospectus supplement contain information that includes or is based on “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements, including estimates of future revenues, future expenses, future net income and future net income per share, contained in this prospectus supplement and the information incorporated by reference herein are subject to risks and uncertainties. We have tried, whenever possible, to identify such statements by words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “projected,” “forecast,” “will,” “may” or similar expressions. We have based these forward-looking statements on our current expectations and projections about the growth of our business, our financial performance and the development of our industry. Because these statements reflect our current views concerning future events, these forward-looking statements involve risks and uncertainties. You should note that many factors, as described under the caption “Risk Factors” contained in this prospectus supplement and the risk factors previously disclosed in our filings with the SEC and with securities regulators in Canada on the System for Electronic Document Analysis and Retrieval (“SEDAR”) and those identified elsewhere in this prospectus supplement, could affect our future financial results and could cause our actual results to differ materially from those expressed in forward-looking statements contained or incorporated by reference in this prospectus supplement.

We do not undertake any obligation to update our forward-looking statements after the date of this prospectus supplement for any reason, even if new information becomes available or other events occur in the future, except as required under applicable securities law. You are advised to consult any further disclosures we make on related subjects in our reports filed with the SEC and with securities regulators in Canada on SEDAR. Also note that, as described under the caption “Risk Factors” contained in this prospectus supplement and in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2017 (the “2017 Form 10-K”), as supplemented and otherwise enumerated by our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2018 (the “First Quarter 2018 Form 10-Q”) and for the quarter ended June 30, 2018 (the “Second Quarter 2018 Form 10-Q”), we provide a cautionary discussion of the risks, uncertainties and possibly inaccurate assumptions relevant to our business. These are factors that, individually or in the aggregate, we think could cause our actual results to differ materially from expected and historical results. We note these factors for our current or potential investors as permitted by Section 27A of the Securities Act and Section 21E of the Exchange Act. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider this to be a complete discussion of all potential risks or uncertainties.

S-i

RISK FACTORS

Any investment in our ordinary shares involves risks. In addition to the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risks before purchasing our ordinary shares. In addition, you should read and consider the risks associated with our business because these risks will also affect us. These risks can be found in our 2017 Form 10-K, as supplemented and otherwise enumerated by our First Quarter 2018 Form 10-Q and in our Second Quarter 2018 Form 10-Q and any risk factors set forth in our other filings with the SEC and incorporated by reference into this prospectus supplement and the accompanying prospectus. You should also read and consider the other information in this prospectus supplement and the accompanying prospectus and the other documents incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information.”

Risks Related to This Offering and Ownership of Our Ordinary Shares

The trading prices of our ordinary shares may be volatile, and your investment in our ordinary shares could decline in value.

The market prices for securities of Endo, and of pharmaceutical companies in general, have been highly volatile and may continue to be highly volatile in the future. For example, in 2017, our ordinary shares traded between $5.77 and $17.99 per share on the NASDAQ. The following factors, in addition to other risk factors described in this section, or incorporated by reference in this prospectus supplement and the accompanying prospectus, may cause the market value of our ordinary shares to fluctuate:

•	U.S. Food and Drug Administration approval or disapproval of any of the drug applications we have submitted;

•	the success or failure of our clinical trials;

•	new data or new analyses of older data that raises potential safety or effectiveness issues concerning our approved products;

•	product recalls or withdrawals;

•	competitors announcing technological innovations or new commercial products;

•	introduction of generic or compounded substitutes for our products, including the filing of Abbreviated New Drug Applications with respect to generic versions of our branded products;

•	developments concerning our or others’ proprietary rights, including patents;

•	competitors’ publicity regarding actual or potential products under development or other activities affecting our competitors or the industry in general;

•	regulatory developments in the U.S. and foreign countries, or announcements relating to these matters;

•	period-to-period fluctuations in our financial results;

•

new legislation, regulation, administrative guidance or executive orders, or changes in interpretation of existing legislation, regulation, administrative guidance or executive orders, including by virtue of new judicial decisions, that could affect the development, sale or pricing of pharmaceutical products; the number of individuals with access to affordable healthcare; the taxes we pay and/or other factors;

•	a determination by a regulatory agency that we are engaging or have engaged in inappropriate sales or marketing activities, including promoting the “off-label” use of our products;

•	social and political pressure to lower the cost of drugs;

•	social and political scrutiny over increases in prices of shares of pharmaceutical companies that are perceived to be caused by a strategy of growth through acquisitions;

•	litigation, governmental investigations and other legal proceedings; and

•

changes in the political and regulatory environment and international relations as a result of events such as the exit of the United Kingdom from the European Union (Brexit) and the new U.S. administration and other external factors, including market speculation or disasters and other crises.

Future sales or issuances of our ordinary shares in the public markets, or the perception of such sales, could depress the trading price of our ordinary shares.

The sale of a substantial number of ordinary shares or other equity-related securities in the public markets, or the perception that such sales could occur, could depress the market price of our ordinary shares and impair our ability to raise capital through the sale of additional equity securities. Under our Memorandum and Articles of Association, we are authorized to issue up to 1,000,000,000 ordinary shares, of which 223,929,771 ordinary shares were outstanding as of June 30, 2018. In addition, pursuant to a registration statement under the Securities Act, we have registered ordinary shares that are reserved for future award grants pursuant to our Amended and Restated 2015 Stock Incentive Plan. We cannot predict the effect that future sales of ordinary shares or other equity-related securities would have on the market price of our ordinary shares.

All of our debt obligations, and any future indebtedness we may incur, will have priority over our ordinary shares with respect to payment in the event of a liquidation, dissolution or winding up.

In any liquidation, dissolution or winding up of the Company, our ordinary shares would rank below all debt claims against us. In addition, any convertible or exchangeable securities or other equity securities that we may issue in the future may have rights, preferences and privileges more favorable than those of our ordinary shares. As a result, holders of our ordinary shares will not be entitled to receive any payment or other distribution of assets upon the liquidation or dissolution until after our obligations to our debt holders and holders of equity securities that rank senior to our ordinary shares have been satisfied.

We have no plans to pay regular dividends on our ordinary shares, so shareholders may not receive funds without selling their ordinary shares.

While our board of directors will review our dividend policy from time to time, we currently do not intend to pay any cash dividends in the foreseeable future on our ordinary shares. Any declaration and payment of future dividends to holders of ordinary shares will be at the sole discretion of our board of directors and will depend on many factors, including our financial condition, earnings, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that our board of directors deems relevant. In addition, our existing debt instruments restrict or prevent us from paying dividends on our ordinary shares. Agreements governing any future indebtedness, in addition to those governing our current indebtedness, may not permit us to pay dividends on our ordinary shares.

If securities analysts do not publish research or reports about our company, or if they issue unfavorable commentary about us or our industry or downgrade our ordinary shares, the price of our ordinary shares could decline.

The trading market for our ordinary shares depends in part on the research and reports that third-party securities analysts publish about our company and our industry. If one or more analysts cease coverage of our company, we could lose visibility in the market. In addition, one or more of these analysts could downgrade our ordinary shares or issue other negative commentary about our company or our industry. As a result of one or more of these factors, the trading price of our ordinary shares could decline.

SELLING SHAREHOLDERS

The following information supplements and amends the information appearing under the heading “Selling Shareholders” in the prospectus dated August 8, 2018.

This prospectus supplement relates to the resale of up to 22,152,136 ordinary shares by the selling shareholders.

We are registering the shares covered by this prospectus supplement pursuant to a Registration Rights Agreement, dated as of May 18, 2015, between Endo and the selling shareholders, as amended by the Amendment to Shareholders and Registration Rights Agreement, dated as of May 5, 2016.

The percentage ownership data is based on 223,932,284 ordinary shares outstanding as of August 6, 2018.

We have prepared the table below based on information given to us by, or on behalf of, the selling shareholders on or before the date of this prospectus supplement.

	Shares Beneficially Owned Before This Offering		Number of Shares Being Offered for Resale	Shares Beneficially Owned After This Offering
Name of Beneficial Owner	Number	Percentage		Number	Percentage
TPG Funds(1)	22,152,136	9.9%	22,152,136	—	—

(1)

TPG Group Holdings (SBS) Advisors, Inc., a Delaware corporation (“Group Advisors”), is the sole member of TPG Group Holdings (SBS) Advisors, LLC, a Delaware limited liability company, which is the general partner of TPG Group Holdings (SBS), L.P., a Delaware limited partnership, which is the sole member of TPG Holdings I-A, LLC, a Delaware limited liability company, which is the general partner of TPG Holdings I, L.P., a Delaware limited partnership, which is (i) the sole member of TPG Biotechnology GenPar IV Advisors, LLC, a Delaware limited liability company (“Biotech GenPar IV”), and (ii) the sole shareholder of TPG GenPar VI-AIV Advisors, Inc., a Cayman Islands corporation (“TPG GenPar VI-AIV”). Biotech IV is the general partner of TPG Biotechnology GenPar IV, L.P., a Delaware limited partnership, which is the general partner of TPG Biotechnology Partners IV, L.P., a Delaware limited partnership (“Biotech IV”), which directly holds 226,439 Ordinary Shares. TPG GenPar VI-AIV is the general partner of TPG GenPar VI-AIV, L.P., a Cayman Islands limited partnership, which is the general partner of TPG Partners VI CAI AIV II, L.P., a Cayman Islands limited partnership (“TPG VI CAI AIV II”), which directly holds 4,909,610 Ordinary Shares. TPG Advisors VI, Inc., a Delaware corporation (“TPG Advisors VI”), is the general partner of each of (i) TPG Sky, L.P., a Delaware limited partnership (“TPG Sky”), which directly holds 13,499,524 Ordinary Shares, and (ii) TPG Sky Co-Invest, L.P., a Delaware limited partnership (“TPG Sky Co-Invest” and, together with Biotech IV, TPG VI CAI AIV II and TPG Sky, the “TPG Funds”), which directly holds 3,516,563 Ordinary Shares. David Bonderman and James G. Coulter are sole shareholders of each of Group Advisors and TPG Advisors VI. Because of the relationship of Messrs. Bonderman and Coulter to each of Group Advisors and TPG Advisors VI, each of Messrs. Bonderman and Coulter may be deemed to beneficially own the Ordinary Shares held by the TPG Funds. Messrs. Bonderman and Coulter disclaim beneficial ownership of the Ordinary Shares except to the extent of their pecuniary interest therein. The business address of each of the entities listed in this note is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

PLAN OF DISTRIBUTION

The selling shareholders may sell the securities offered by this prospectus supplement from time to time in one or more transactions, including without limitation:

•	directly to one or more purchasers, including affiliates;

•	through agents;

•	to or through underwriters, brokers or dealers; or

•	through a combination of any of these methods.

In addition, the manner in which the selling shareholders may sell the securities includes, without limitation, through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	privately negotiated transactions.

These transactions may occur:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market; or

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market.

The selling shareholders may also enter into hedging transactions. For example, the selling shareholders may:

•

enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the ordinary shares pursuant to this prospectus supplement, in which case such broker-dealer or affiliate may use ordinary shares received from the selling shareholders to close out its short positions;

•	sell securities short and redeliver such shares to close out the selling shareholders’ short positions;

•

enter into option or other types of transactions that require the selling shareholders to deliver ordinary shares to a broker- dealer or an affiliate thereof, who will then resell or transfer the ordinary shares under this prospectus supplement; or

•

loan or pledge the ordinary shares to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus supplement.

In addition, the selling shareholders may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus supplement to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus supplement. If so, the third party may use securities borrowed from the selling shareholders to settle such sales and may use securities received from the selling shareholders to close out any related short positions. The selling shareholders may also loan or pledge securities covered by this prospectus supplement to third parties, who or which may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus supplement.

If required by applicable law, a supplement to this prospectus supplement with respect to each offering of securities will state the terms of the offering of the securities, including:

•	the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

•	the public offering price or purchase price of the securities and the net proceeds to be received from the sale;

•	any delayed delivery arrangements;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or markets on which the securities may be listed.

The offer and sale of the securities described in this prospectus supplement by the selling shareholders, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

General

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. The selling shareholders will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in a supplement to this prospectus supplement, if any.

Underwriters and Agents

If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. The selling shareholders may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in a supplement to this prospectus supplement, if any.

Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we and any selling shareholders will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

The selling shareholders may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. The selling shareholders may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for the selling shareholders. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. If required, a supplement to this prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with the selling shareholders and its compensation.

In connection with offerings made through underwriters or agents, the selling shareholders may enter into agreements with such underwriters or agents pursuant to which the selling shareholders receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus supplement to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from the selling shareholders under these arrangements to close out any related open borrowings of securities.

Dealers

The selling shareholders may sell the offered securities to dealers as principals. The selling shareholders may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with the applicable selling shareholder at the time of resale. Dealers engaged by any selling shareholder may allow other dealers to participate in resales.

Direct Sales

The selling shareholders may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

The selling shareholders may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable supplement to this prospectus supplement, if any, will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

The selling shareholders will enter into such delayed contracts only with institutional purchasers that the applicable selling shareholder approves. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Electronic Auctions

The selling shareholders may also make sales through the Internet or through other electronic means.

Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by the selling shareholders, and which may directly affect the price or other terms and conditions at which such securities are sold. These bidding or ordering systems may present to each bidder, on a so-called “real-time” basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected.

Upon completion of such an electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

Indemnification; Other Relationships

The selling shareholders may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Stabilization and Other Transactions

In connection with any offering of ordinary shares, the underwriters may purchase and sell ordinary shares in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of ordinary shares in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the ordinary shares in the open market after the distribution has been completed or the exercise of the overallotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing ordinary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Fees and Commissions

In compliance with the guidelines of the Financial Industry Regulatory Authority (the “FINRA”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to any prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act, under which we file annual, quarterly and special reports, proxy statements and other information with the SEC. We make available through our website at http://www.endo.com, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed or furnished to the SEC. You may read and copy materials that we have filed with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the SEC’s website at www.sec.gov.

We incorporate by reference into this prospectus supplement the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the completion of this offering. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus supplement from the respective dates of filing of those documents. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

The information incorporated by reference is an important part of this prospectus supplement. Any statement in a document incorporated by reference into this prospectus supplement will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus supplement or (2) any other subsequently filed document that is incorporated by reference into this prospectus supplement modifies or supersedes such statement. The documents incorporated by reference herein include:

•

our 2017 Form 10-K (the financial statements and related audit opinion included in our 2017 Form 10-K have been superseded by the financial statements and related audit report included in our Current Report on Form 8-K filed with the SEC on May 8, 2018);

•	our First Quarter 2018 Form 10-Q and Second Quarter 2018 Form 10-Q;

•	our Current Reports on Form 8-K filed with the SEC on January 11, 2018, February 15, 2018, March 12, 2018, April 26, 2018, May 8, 2018, June 7, 2018; and

•	the portions of our definitive Proxy Statement on Schedule 14A filed with the SEC on April 27, 2018 that are incorporated by reference into Part III of our 2017 Form 10-K.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon written or oral request, a copy of any and all of the documents that have been or may be incorporated by reference in this prospectus supplement (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). You should direct requests for documents by writing to:

Endo International plc

1400 Atwater Drive

Malvern, PA 19355

Tel.: 484-216-0000

Attention: Secretary

Prospectus

Endo International plc

Ordinary Shares

Debt Securities

Warrants

Subscription Rights

Share Purchase Contracts

Share Purchase Units

Endo International plc may offer from time to time (i) ordinary shares, (ii) debt securities, which may be issued in one or more series and which may be senior debt securities or subordinated debt securities, (iii) warrants to purchase ordinary shares, debt securities or other securities, (iv) subscription rights to purchase ordinary shares, debt securities or other securities, (v) share purchase contracts to purchase our ordinary shares or (vi) share purchase units consisting of (a) share purchase contracts, (b) warrants and/or (c) debt securities issued by Endo International plc or debt obligations of third parties (including United States treasury securities or other share purchase contracts), that secure the holders’ obligations to purchase or to sell, as the case may be, ordinary shares under the share purchase contract.

We will provide the terms of these securities in supplements to this prospectus.

In addition, selling shareholders to be named in a prospectus supplement may offer our ordinary shares from time to time.

To the extent that any selling shareholder resells any securities, the selling shareholder may be required to provide you with this prospectus and a prospectus supplement identifying and containing specific information about the selling shareholder and the terms of the securities being offered.

You should read this prospectus and any prospectus supplement before you invest.

Our ordinary shares are listed on The NASDAQ Global Market (“NASDAQ”) under the symbol “ENDP.” If we decide to seek a listing of any securities offered by this prospectus, the related prospectus supplement will disclose the exchange or market on which the securities will be listed, if any, or where we have made an application for listing, if any. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Investing in our securities involves risk. See “Risk Factors” beginning on page 2 and the documents incorporated herein by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 8, 2018

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we and/or the selling shareholders may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we and/or the selling shareholders may offer. We will provide the terms of these securities in supplements to this prospectus. The prospectus supplement may also add, update, or change information contained in this prospectus. We urge you to read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” on page 3.

As used in this prospectus, unless otherwise indicated or required by the context, references throughout to (a) “Endo,” the “Company,” “we,” “our” or “us” refer to Endo International plc and its subsidiaries, (b) “our board of directors” refers to the board of directors of Endo International plc and (c) “$” and “Dollars” mean U.S. Dollars.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements contained or incorporated by reference in this prospectus contain information that includes or is based on “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. These statements, including estimates of future revenues, future expenses, future net income and future net income per share, contained in this prospectus and the information incorporated by reference herein are subject to risks and uncertainties. We have tried, whenever possible, to identify such statements by words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “projected,” “forecast,” “will,” “may” or similar expressions. We have based these forward-looking statements on our current expectations and projections about the growth of our business, our financial performance and the development of our industry. Because these statements reflect our current views concerning future events, these forward-looking statements involve risks and uncertainties. You should note that many risk factors previously disclosed in our filings with the SEC and with securities regulators in Canada on the System for Electronic Document Analysis and Retrieval (“SEDAR”) and those identified elsewhere in this prospectus or any accompanying prospectus supplement could affect our future financial results and could cause our actual results to differ materially from those expressed in forward-looking statements contained or incorporated by reference in this prospectus.

We do not undertake any obligation to update our forward-looking statements after the date of this prospectus for any reason, even if new information becomes available or other events occur in the future, except as required under applicable securities law. You are advised to consult any further disclosures we make on related subjects in our reports filed with the SEC and with securities regulators in Canada on SEDAR. Also note that, as described under the caption “Risk Factors” contained in Item 1A of the 2017 Form 10-K, as supplemented and otherwise enumerated by the First Quarter 2018 Form 10-Q and the Second Quarter 2018 Form 10-Q, we provide a cautionary discussion of the risks, uncertainties and possibly inaccurate assumptions relevant to our business. These are factors that, individually or in the aggregate, we think could cause our actual results to differ materially from expected and historical results. We note these factors for our current or potential investors as permitted by Section 27A of the Securities Act and Section 21E of the Exchange Act. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider this to be a complete discussion of all potential risks or uncertainties.

RISK FACTORS

You should consider the specific risks described in our Annual Report on Form 10-K for the year ended December 31, 2017 (the “2017 Form 10-K”), as supplemented and otherwise enumerated by our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2018 (the “First Quarter 2018 Form 10-Q”) and for the quarter ended June 30, 2018 (the “Second Quarter 2018 Form 10-Q”) and the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), before making an investment decision. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects and could result in a partial or complete loss of your investment. See “Where You Can Find More Information” in this prospectus. You should also carefully review the cautionary statement in this prospectus referred to under “Cautionary Statement Regarding Forward-Looking Statements.”

OUR COMPANY

Endo is an Ireland-domiciled, global specialty pharmaceutical company focused on generic and branded pharmaceuticals. We aim to be the premier partner to healthcare professionals and payment providers, delivering an innovative suite of generic and branded drugs to meet patients’ needs. Endo International plc was incorporated in Ireland in 2013 as a private limited company and re-registered effective February 18, 2014 as a public limited company.

Our focus is on pharmaceutical products and we target areas where we believe we can build leading positions. We use a differentiated operating model based on a lean and nimble structure, the rational allocation of capital and an emphasis on high-value research and development targets. While our primary focus is on organic growth, we evaluate and, where appropriate, execute on opportunities to expand through the acquisition of products and companies in areas that serve patients and customers and that we believe will offer above average growth characteristics and attractive margins. We believe our operating model and the execution of our corporate strategy will enable us to create shareholder value over the long-term.

Our global headquarters are located at Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland (telephone number: 011-353-1-268-2000) and our U.S. headquarters are located at 1400 Atwater Drive, Malvern, Pennsylvania 19355 (telephone number: 484-216-0000).

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act, under which we file annual, quarterly and special reports, proxy statements and other information with the SEC. We make available through our website at http://www.endo.com, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed or furnished to the SEC. You may read and copy materials that we have filed with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the SEC’s website at www.sec.gov.

We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13 (a), 13(c), 14 or 15(d) of the Exchange Act, including any filings on or after the date of this prospectus, until we have sold all of the offered securities to which this prospectus relates or the offering is otherwise terminated. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement. The documents incorporated by reference herein include:

•

our 2017 Form 10-K (the financial statements and related audit opinion included in our 2017 Form 10-K have been superseded by the financial statements and related audit report included in our Current Report on Form 8-K filed with the SEC on May 8, 2018);

•	our First Quarter 2018 Form 10-Q and Second Quarter 2018 Form 10-Q;

•	our Current Reports on Form 8-K filed with the SEC on January 11, 2018, February 15, 2018, March 12, 2018, April 26, 2018, May 8, 2018 and June 7, 2018; and

•	the portions of our definitive Proxy Statement on Schedule 14A filed with the SEC on April 27, 2018 that are incorporated by reference into Part III of our 2017 Form 10-K.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any and all of the documents that have been or may be incorporated by reference in this prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). You should direct requests for documents by writing to:

Endo International plc

1400 Atwater Drive

Malvern, PA 19355

Tel.: 484-216-0000

Attention: Secretary

No person is authorized to give any information or represent anything not contained in this prospectus, any accompanying prospectus supplement and any applicable pricing supplement. We and/or the selling shareholders are only offering the securities in places where sales of those securities are permitted. The information contained in this prospectus, any accompanying prospectus supplement and any applicable pricing supplement, as well as information incorporated by reference, is current only as of the date of that information. Our business, financial condition, results of operations and prospects may have changed since that date.

USE OF PROCEEDS

Unless otherwise specified in connection with a particular offering of securities, the net proceeds from the sale of the securities offered by this prospectus will be used for general corporate purposes. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds in the event that the securities are sold by a selling shareholder.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

(Dollars in thousands)	Six Months Ended June 30,		Year Ended December 31,
	2018		2017		2016		2015		2014	2013
Ratio of Earnings to Fixed Charges(1)	—	(2)	—	(2)	—	(2)	—	(2)	1.4x	3.1x

(1)

For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income from equity investments plus fixed charges. Fixed charges consist of interest, whether capitalized or expensed, amortization of issuance costs and the estimated interest component of rent expense.

(2)

Earnings for the years ended December 31, 2015, 2016 and 2017 and for the six month period ended June 30, 2018, were inadequate to cover all fixed charges for such periods. Earnings for the years ended December 31, 2015, 2016 and 2017, were inadequate to cover fixed charges by $1,435,614, $3,923,856 and $1,482,585, respectively. Earnings for the six month period ended June  30, 2018, were inadequate to cover fixed charges by $530,168.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the ordinary shares, debt securities, warrants, subscription rights, share purchase contracts or share purchase units that we may offer and sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. However, at the time of an offering and sale, this prospectus together with the accompanying prospectus supplement will contain the material terms of the securities being offered.

DESCRIPTION OF SHARE CAPITAL

The following description of certain terms of our share capital does not purport to be complete and is qualified in its entirety by reference to the Irish Companies Act 2014 (the “Companies Act”) and the complete text of our memorandum and articles of association. For more information on how you can obtain our memorandum and articles of association, see “Where You Can Find More Information.” You should read those laws and documents carefully.

Capital Structure

Authorized Share Capital

Our authorized share capital is €40,000 and $100,000, divided into 4,000,000 euro deferred shares of €0.01 each and 1,000,000,000 ordinary shares of $0.0001 each, respectively.

We may issue shares subject to the maximum authorized share capital contained in our memorandum and articles of association. The authorized share capital may be increased or reduced by a resolution approved by a simple majority of the votes cast at a general meeting of our shareholders at which a quorum is present (referred to under Irish law as an “ordinary resolution”). The shares comprising our authorized share capital may be divided into shares of such nominal value as the resolution shall prescribe. As a matter of Irish company law, the directors of a company may issue new ordinary shares without shareholder approval once authorized to do so by the memorandum and articles of association or by an ordinary resolution adopted by the shareholders at a general meeting. The authorization must include the maximum amount that may be allotted and may be granted for a maximum period of five years, at which point it must be renewed by the shareholders by an ordinary resolution. Our shareholders adopted an ordinary resolution at the 2018 annual general meeting of the Company on June 7, 2018 authorizing our directors to issue up to an aggregate nominal amount of $415,781,113 (73,850,997 ordinary shares) (being equivalent to approximately 33% of the aggregate nominal value of the issued ordinary share capital of the Company as of April 19, 2018), for a period of 18 months from June 7, 2018.

The rights and restrictions to which our ordinary shares are subject are prescribed in our articles of association.

We may, by ordinary resolution and without obtaining any vote or consent of the holders of any class or series of shares, unless expressly provided by the terms of that class or series of shares, provide from time to time for the issuance of other classes or series of shares and to establish the characteristics of each class or series, including the number of shares, designations, relative voting rights, dividend rights, liquidation and other rights, redemption, repurchase or exchange rights and any other preferences and relative, participating, optional or other rights and limitations not inconsistent with applicable law.

Irish law does not recognize fractional shares held of record. Accordingly, our articles of association do not provide for the issuance of fractional shares and our official Irish register will not reflect any fractional shares.

Whenever an issuance, alteration, reorganization, consolidation, division or subdivision of our share capital would result in any shareholder becoming entitled to fractions of a share, no such fractions shall be issued or delivered to any shareholder. All such fractions of a share will be aggregated into whole shares and sold in the open market at prevailing market prices and the aggregate cash proceeds from such sale (net of tax, commissions, costs and other expenses) shall be distributed on a pro rata basis, rounding down to the nearest cent, to each shareholder who would otherwise have been entitled to receive fractions of a share.

Issued Share Capital

As of June 30, 2018, $223.9 million of our ordinary shares and $4.0 million of our euro deferred shares were issued and outstanding.

Preemption Rights and Share Options

Under Irish law, certain statutory pre-emption rights apply automatically in favor of shareholders where shares are to be issued for cash. However, we initially opted out of these pre-emption rights on incorporation in our articles of association as permitted under Irish company law. Because Irish law requires this opt-out to be renewed every five years by a special resolution of shareholders, our memorandum and articles of association provided that this opt-out must be so renewed. A special resolution requires not less than 75% of the votes of our shareholders cast at a general meeting. If the opt-out is not renewed, shares issued for cash must be offered our existing shareholders on a pro rata basis to their existing shareholding before the shares can be issued to any new shareholders. The statutory pre-emption rights do not apply where shares are issued for non-cash consideration (such as in a share-for-share acquisition) and do not apply to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution) or where shares are issued pursuant to an employee option or similar equity plan. Our shareholders passed a special resolution at the 2018 annual general meeting of the Company on June 7, 2018 authorizing the directors of the Company to opt out of pre-emption rights with respect to equity securities with up to an aggregate nominal value of $125,994,277 (22,379,090 shares) (being equivalent to approximately 10% of the aggregate nominal value of the issued ordinary share capital of the Company as of April 19, 2018) for a period of 18 months from June 7, 2018 (provided that with respect to 11,189,545 of such shares (being equivalent to approximately 5% of the issued ordinary share capital as of April 19, 2018), such allotment is to be used for the purposes of an acquisition or a specified capital investment).

Our memorandum and articles of association provide that, subject to any shareholder approval requirement under any laws, regulations or the rules of any stock exchange to which we are subject, our board of directors is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as our board of directors deems advisable, options to purchase such number of shares of any class or classes or of any series of any class as our board of directors may deem advisable and to cause warrants or other appropriate instruments evidencing such options to be issued. The Companies Act provides that directors may issue share warrants or options without shareholder approval once authorized to do so by the articles of association or an ordinary resolution of shareholders. We are subject to the rules of NASDAQ and the United States Internal Revenue Code of 1986 (the “Code”) that require shareholder approval of certain equity plans and share issuances. Our board of directors may issue shares upon exercise of warrants or options without shareholder approval or authorization (up to the relevant authorized share capital limit).

Dividends

Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves generally means accumulated realized profits, so far as not previously utilized by distribution or capitalization, less accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made. In addition, no distribution or dividend may be made unless our net assets are equal to, or in excess of, the aggregate of our called up share capital plus undistributable reserves and the distribution does not reduce our net assets below such aggregate. Undistributable reserves include the undenominated capital (effectively the share premium account and capital redemption reserve) and the amount by which our accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed our accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.

The determination as to whether or not we have sufficient distributable reserves to fund a dividend must be made by reference to our “relevant financial statements.” Our “relevant financial statements” will be either our last set of unconsolidated annual audited financial statements or other financial statements properly prepared in accordance with the Companies Act (not in accordance with U.S. GAAP), which give a “true and fair view” of our unconsolidated financial position and accord with accepted accounting practice. Our relevant financial statements must be filed in the Companies Registration Office (the official public registry for companies in Ireland).

Our memorandum and articles of association authorize our board of directors to declare dividends without shareholder approval to the extent they appear justified by profits. Our board of directors may also recommend a dividend to be approved and declared by the shareholders at a general meeting and may direct that the payment be made by distribution of assets, shares or cash. No dividend issued may exceed the amount recommended by our board of directors.

Dividends may be declared and paid in the form of cash or non-cash assets and may be paid in dollars or any other currency. Our board of directors may deduct from any dividend payable to any shareholder any amounts payable by such shareholder to us in relation to our shares.

Bonus Shares

Under our memorandum and articles of association, our board of directors may resolve to capitalize any amount credited to any reserve available for distribution or the share premium account or other of our undistributable reserves for issuance and distribution to shareholders as fully paid up bonus shares on the same basis of entitlement as would apply in respect of a dividend distribution.

Share Repurchases, Redemptions and Conversions

Overview

Our memorandum and articles of association provide that any ordinary share that we have agreed to acquire shall be deemed to be a redeemable share, unless our board of directors resolves otherwise. Accordingly, for Irish company law purposes, our repurchase of ordinary shares will technically be effected as a redemption of those shares as described below under “—Repurchases and Redemptions by Endo.” If our memorandum and articles of association did not contain such provision, all repurchases we undertake would be subject to many of the same rules that apply to purchases of our ordinary shares by our subsidiaries described below under “Purchases by Subsidiaries of Endo,” including the shareholder approval requirements described below and the requirement that any purchases on market be effected on a “recognized stock exchange,” which, for purposes of the Companies Act, includes NASDAQ.

Except where otherwise noted, references elsewhere in this prospectus to repurchasing or buying back our ordinary shares refer to the redemption of ordinary shares by us or the purchase of our ordinary shares by one of our subsidiaries, in each case in accordance with our memorandum and articles of association and Irish law as described below.

Repurchases and Redemptions by Endo

Under Irish law, a company may issue redeemable shares and redeem them out of distributable reserves or the proceeds of a new issue of shares for that purpose. We may only issue redeemable shares if the nominal value of our issued share capital that is not redeemable is not less than 10% of the nominal value of our total issued share capital. All redeemable shares must also be fully-paid and the terms of redemption of the shares must provide for payment on redemption. Redeemable shares may, upon redemption, be cancelled or held in treasury. Based on the provisions of our memorandum and articles of association described above, shareholder approval will not be required to redeem our ordinary shares.

We may also be given an additional general authority to purchase our own shares on market by way of ordinary resolution, which would take effect on the same terms and be subject to the same conditions as applicable to purchases by our subsidiaries as described below.

Repurchased and redeemed shares may be cancelled or held as treasury shares. The nominal value of treasury shares held by us at any time must not exceed 10% of the nominal value of our issued share capital. We may not exercise any voting rights in respect of any shares held as treasury shares. We may cancel or re-issue treasury shares subject to certain conditions.

Purchases by Subsidiaries of Endo

Under Irish law, an Irish or non-Irish subsidiary of Endo may purchase our shares either on market or off market. For one of our subsidiaries to make purchases on market of our ordinary shares, our shareholders must provide general authorization for such purchase by way of ordinary resolution. However, as long as this general authority has been granted, no specific shareholder authority for a particular on-market purchase by one of our subsidiaries of our ordinary shares is required. For an off-market purchase by one of our subsidiaries, the proposed purchase contract must be authorized by special resolution of our shareholders before the contract is entered into. The person whose shares are to be bought back cannot vote in favor of the special resolution and from the date of the notice of the meeting at which the resolution approving the contract is proposed, the purchase contract must be on display or must be available for inspection by our shareholders at our registered office.

The number of shares held by our subsidiaries at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the nominal value of our issued share capital. While a subsidiary holds our shares, it cannot exercise any voting rights in respect of those shares. The acquisition of our ordinary shares by a subsidiary must be funded out of distributable reserves of the subsidiary.

Lien on Shares, Calls on Shares and Forfeiture of Shares

Our memorandum and articles of association provide that we have a first and paramount lien on every share that is not a fully paid up share for all amounts payable at a fixed time or called in respect of that share. Subject to the terms of their allotment, our board of directors may call for any unpaid amounts in respect of any shares to be paid, and if payment is not made, the shares may be forfeited. These provisions are standard inclusions in the memorandum and articles of association of an Irish public company limited by shares such as Endo and are only applicable to our shares that have not been fully paid up.

Consolidation and Division; Subdivision

Under our articles of association, we may, by ordinary resolution, consolidate and divide all or any of our share capital into shares of larger nominal value than our existing shares or subdivide our shares into smaller amounts than is fixed by our memorandum of association.

Reduction of Share Capital

We may, by ordinary resolution, reduce our authorized share capital in any way. We also may, by special resolution and subject to confirmation by the Irish High Court, reduce or cancel our issued share capital in any manner permitted by the Companies Act.

Election of Directors

The Companies Act provides for a minimum of two directors on the board of an Irish public limited company. Our memorandum and articles of association provide that the number of directors shall not be less than five (5) nor more than twelve (12) with the exact number of directors being fixed from time to time by resolution of our board of directors. Our board of directors currently consists of eight members.

At each annual general meeting, all of our directors shall retire from office and be re-eligible for re-election. Each director shall hold office until the next annual meeting or until his or her earlier resignation or removal.

Directors are elected by ordinary resolution at a general meeting. Irish law requires majority voting for the election of directors, which could result in the number of directors falling below the prescribed minimum number of directors due to the failure of nominees to be elected.

Removal of Directors; Vacancies

Under the Companies Act and notwithstanding anything contained in our memorandum and articles of association or in any agreement between us and a director, our shareholders may, by an ordinary resolution, remove a director from office before the expiration of his or her term at a meeting held on no less than 28 days’ notice and at which the director is entitled to be heard. The power of removal is without prejudice to any claim for damages for breach of contract (e.g., employment contract) that the director may have against us in respect of his or her removal. Our memorandum and articles of association provide that our board of directors may fill any vacancy occurring on our board of directors. If our board of directors fills a vacancy, the director’s term expires at the next annual general meeting. A vacancy on our board of directors created by the removal of a director may be filled by our shareholders at the meeting at which such director is removed.

Annual Meetings of Shareholders

We are required to hold an annual general meeting at intervals of no more than 15 months from the previous annual general meeting, provided that an annual general meeting is held in each calendar year following our first annual general meeting. Each general meeting will be held at such time and place as designated by our board of directors and as specified in the notice of meeting. Subject to section 176 of the Companies Act, all general meetings may be held outside of Ireland.

The only matters that must, as a matter of Irish law, be transacted at an annual general meeting are the consideration of the statutory financial statements, the report of the directors and the report of the auditors on those statements and that report, the review by the members of the company’s affairs, the appointment of new auditors and the fixing of the auditor’s remuneration (or delegation of same).

If no resolution is made in respect of the reappointment of an existing auditor at an annual general meeting, the existing auditor will be deemed to have continued in office.

The provisions of our memorandum and articles of association relating to general meetings will apply to every such general meeting of the holders of any class of shares except that the necessary quorum shall be one person holding or representing by proxy at least one-half of the issued shares of such class.

Our memorandum and articles of association provide that a resolution may only be put to vote at a general meeting or of the holders of any class of shares if (i) it is specified in the notice of the meeting; (ii) it is proposed by or at the direction of the board of directors; (iii) it is proposed at the direction of a court of competent jurisdiction; (iv) it is proposed on the requisition in writing of the holder of shares as is prescribed by, and is made in accordance with, section 178(3) of the Companies Act; (v) the chairman of the meeting in his or her absolute discretion decides that the resolution may properly be regarded as within the scope of the meeting; or (vi) it is proposed in accordance with the procedures and requirements set out in our articles with respect to nominations of directors.

Extraordinary General Meetings of Shareholders

Extraordinary general meetings of the Company may be convened by (i) our board of directors; (ii) on requisition of our shareholders holding not less than 10% of our paid up share capital carrying voting rights; (iii) on requisition of our auditors; or (iv) in exceptional cases, by order of the Irish High Court. Extraordinary general meetings are generally held for the purpose of approving shareholder resolutions as may be required from time to time. At any extraordinary general meeting, only such business shall be conducted as is set forth in the notice thereof.

In the case of an extraordinary general meeting convened by our shareholders, the purpose of the meeting must be set out in the requisition notice. Upon receipt of any such valid requisition notice, our board of directors has 21 days to convene a meeting of our shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If our board of directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of our receipt of the requisition notice.

If our board of directors becomes aware that our net assets are not greater than half of the amount of our called-up share capital, it must convene an extraordinary general meeting of our shareholders not later than 28 days from the date that the directors learn of this fact to consider how to address the situation.

Record Date; Notice Provisions

Our memorandum and articles of association provide that our board of directors may fix in advance a record date (i) to determine the shareholders entitled to notice of or to vote at a meeting of the shareholders that is no more than 60 days and no less than 10 days before the date of the meeting and (ii) for the purpose of determining the shareholders entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose that is no more than 60 days prior to the date of payment of the dividend or the date of any other action to which the determination of shareholders is relevant. The record date may not precede the date upon which the resolution fixing the record date is adopted by our directors.

If the register of our shareholders is closed in connection with a meeting, it must be closed for at least five days preceding the meeting and the record date for determination of the shareholders entitled to receive notice of, and to vote at, that meeting will be the date of the closing of the register of our shareholders.

Notice of an annual or extraordinary general meeting must be given to all of our shareholders and to our auditors. Our memorandum and articles of association provide for a minimum notice period of 21 days for an annual general meeting, which is the minimum permitted under Irish law. In addition, under Irish law and our memorandum and articles of association, the minimum notice periods are 21 days’ notice in writing for an extraordinary general meeting to approve a special resolution and 14 days’ notice in writing for any other extraordinary general meeting.

Advance Notice of Director Nominations and Other Proposals

The Companies Act provides that shareholders holding not less than 10% of the total voting rights may call an extraordinary general meeting for the purpose of considering director nominations or other proposals, as described under “—Extraordinary General Meetings of Shareholders.”

Our memorandum and articles of association provide that shareholder nominations of persons to be elected to our board of directors at an annual general meeting must be made following written notice to our secretary executed by a shareholder accompanied by certain background and other information specified in our memorandum and articles of association.

Such written notice and information must be received by our secretary not less than 60 days nor more than 90 days before the anniversary date of the prior year’s annual general meeting, provided, however, that in the event that the annual general meeting is called for a date that is not within 30 days before or after such anniversary date, notice must be received not later than the close of business on the 10th day following the day on which notice of the annual general meeting is published.

Quorum for General Meetings

Our memorandum and articles of association provide that no business shall be transacted at any general meeting unless a quorum is present. One or more shareholders present in person or by proxy holding not less than a majority of our issued and outstanding shares entitled to vote at the meeting in question constitute a quorum.

Voting

Each of our shareholders is entitled to one vote for each ordinary share that he or she holds as of the record date for the meeting. Voting rights may be exercised by shareholders registered in our share register as of the record date for the meeting or by a duly appointed proxy, which proxy need not be a Company shareholder.

Irish law requires special resolutions of our shareholders at a general meeting to approve certain matters. Examples of matters requiring special resolutions include:

•	amending the objects or our memorandum of association;

•	amending our articles of association;

•	approving a change in our name;

•	authorizing the entering into of a guarantee or provision of security in connection with a loan, quasi-loan or credit transaction to a director or connected person;

•	opting out of pre-emption rights on the issuance of new shares;

•	our re-registration from a public limited company to a private company;

•	variation of class rights attaching to classes of shares (where our articles of association do not provide otherwise);

•	purchase of our ordinary shares off market;

•	reduction of issued share capital;

•	resolving that we be wound up by the Irish courts;

•	resolving in favor of a shareholders’ voluntary winding-up;

•	re-designation of shares into different share classes; and

•	setting the re-issue price of treasury shares.

Variation of Rights Attaching to a Class or Series of Shares

Neither Irish company law nor any of our constitutional documents places limitations on the right of non-resident or foreign owners to vote or hold our ordinary shares.

Under our articles of association and the Companies Act, any variation of class rights attaching to our issued shares must be approved by a special resolution of the shareholders of the affected class or with the consent in writing of the holders of three-quarters of all the votes of that class of shares.

The provisions of our articles of association relating to general meetings apply to general meetings of the holders of any class of shares except that the necessary quorum is determined in reference to the shares of the holders of the class. Accordingly, for general meetings of holders of a particular class of shares, a quorum consists of one or more persons holding or representing by proxy at least one-half of the issued shares of the class.

Action by Written Consent

The Companies Act provides that shareholders may approve a resolution without a meeting if (i) all shareholders sign the written resolution and (ii) the company’s memorandum and articles of association permit written resolutions of shareholders. Our memorandum and articles of association permit written resolutions of our shareholders where such resolutions are unanimous.

Amendment of Constituent Documents

Irish companies may only alter their memorandum and articles of association by the passing of a special resolution of shareholders.

Inspection of Books and Records

Under Irish law, shareholders have the right to: (i) receive a copy of our memorandum and articles of association and any act of the Irish government which alters our memorandum; (ii) inspect and obtain copies of the minutes of our general meetings and resolutions; (iii) inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors’ interests and other statutory registers that we maintain; (iv) inspect copies of directors’ service contracts; (v) inspect copies of instruments creating charges; (vi) receive copies of the statutory financial statements and directors’ and auditors’ reports which have previously been sent to shareholders prior to an annual general meeting; and (vii) receive copies of the statutory financial statements and directors’ and auditors’ reports of any of our subsidiaries which have previously been sent to the shareholders of the subsidiaries prior to an annual general meeting for the preceding ten years. Our auditors will also have the right of access, at all reasonable times, to the accounting records of the Company. The auditors’ report must be circulated or made available to our shareholders with our financial statements prepared in accordance with Irish law 21 days before the annual general meeting and must be laid before the shareholders at our annual general meeting.

Acquisitions

An Irish public limited company may be acquired in a number of ways, including:

•

a court-approved scheme of arrangement under the Companies Act. A scheme of arrangement requires a court order from the Irish High Court and the approval of a majority in number representing 75% in value of the shareholders present and voting in person or by proxy at a meeting called to approve the scheme;

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through a tender or takeover offer by a third party for all of our shares. Where the holders of 80% or more of our ordinary shares have accepted an offer for their shares in us, the remaining shareholders may also be statutorily required to transfer their shares. If the bidder does not exercise its “squeeze out” right, then the non-accepting shareholders also have a statutory right to require the bidder to acquire their shares on the same terms. If our shares were to be listed on the Irish Stock Exchange or another regulated stock exchange in the European Union, this threshold would be increased to 90%; and

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by way of a merger with a company incorporated in the European Economic Area (“EEA”) under the EU Cross-Border Mergers Directive 2005/56/EC or with another Irish company under the Companies Act. Such a merger must be approved by a special resolution. Shareholders also may be entitled to have their shares acquired for cash. See “Appraisal Rights.”

Irish law does not generally require shareholder approval for a sale, lease or exchange of all or substantially all of a company’s property and assets.

Appraisal Rights

Generally, under Irish law, shareholders of an Irish company do not have dissenters’ or appraisal rights. If we are being merged as the transferor company with an EEA company under the European Communities (Cross- Border Mergers) Regulations 2008, or if we are being merged with another Irish company under the Irish Companies Act, (i) any of our shareholders who voted against the special resolution approving the transaction or (ii) if 90% of our shares are held by the successor company, any of our other shareholders, may be entitled to require that the successor company acquire its shares for cash at a price determined in accordance with the share exchange ratio set out in the merger agreement.

Disclosure of Interests in Shares

Under the Companies Act, our shareholders must notify us if, as a result of a transaction, the shareholder will become interested in 3% or more of our shares; or if as a result of a transaction a shareholder who was interested in more than 3% of our shares ceases to be so interested. Where a shareholder is interested in more than 3% of our shares, the shareholder must notify us of any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction. The relevant percentage figure is calculated by reference to the aggregate nominal value of the shares in which the shareholder is interested as a proportion of the entire nominal value of our issued share capital (or any such class of share capital in issue). Where the percentage level of the shareholder’s interest does not amount to a whole percentage this figure may be rounded down to the next whole number. We must be notified within five business days of the transactions or alteration of the shareholder’s interests that gave rise to the notification requirement.

If a shareholder fails to comply with these notification requirements, the shareholder’s rights in respect of any of our ordinary shares he or she holds will not be enforceable, either directly or indirectly. However, such person may apply to the court to have the rights attaching to such shares reinstated.

In addition to these disclosure requirements, we, under the Companies Act, may, by notice in writing, require a person whom we know or have reasonable cause to believe to be, or at any time during the three years immediately preceding the date on which such notice is issued to have been, interested in shares comprised in our relevant share capital: (i) to indicate whether or not it is the case and (ii) where such person holds or has during that time held an interest in our shares, to provide additional information, including the person’s own past or present interests in our shares. If the recipient of the notice fails to respond within the reasonable time period specified in the notice, we may apply to court for an order directing that the affected shares be subject to certain restrictions, as prescribed by the Companies Act, as follows:

•	any transfer of those shares, or, in the case of unissued shares any transfer of the right to be issued with shares and any issue of shares, shall be void;

•	no voting rights shall be exercisable in respect of those shares;

•	no further shares shall be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and

•	no payment shall be made of any sums due from Endo on those shares, whether in respect of capital or otherwise.

The court may also order that shares subject to any of these restrictions be sold with the restrictions terminating upon the completion of the sale.

In the event we are in an offer period pursuant to the Irish Takeover Rules 2013, as amended, which are referred to in this prospectus as the “Irish Takeover Rules” or the “Takeover Rules,” accelerated disclosure provisions apply for persons holding an interest in our securities of 1% or more.

Anti-Takeover Provisions

Irish Takeover Rules and Substantial Acquisition Rules

A transaction in which a third party seeks to acquire 30% or more of our voting rights will be governed by the Irish Takeover Panel Act 1997, which is referred to in this prospectus as the “Takeover Panel Act,” and the Irish Takeover Rules made thereunder and will be regulated by the Irish Takeover Panel, which is referred to in this prospectus as the “Panel.” The “General Principles” of the Irish Takeover Rules and certain important aspects of the Irish Takeover Rules are described below.

General Principles

The Takeover Rules are built on the following General Principles which will apply to any transaction regulated by the Panel:

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in the event of an offer, all holders of securities of the target company should be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

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the holders of securities in the target company must have sufficient time and information to enable them to reach a properly informed decision on the offer; where it advises the holders of securities, the board of the target company must give its views on the effects of implementation of the offer on employment, conditions of employment and the locations of the target company’s places of business;

•	the board of the target company must act in the interests of the company as a whole and must not deny the holders of securities the opportunity to decide on the merits of the offer;

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false markets must not be created in the securities of the target company, the bidder or of any other company concerned by the offer in such a way that the rise or fall of the prices of the securities becomes artificial and the normal functioning of the markets is distorted;

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a bidder must announce an offer only after ensuring that he or she can fulfill in full, any cash consideration, if such is offered and after taking all reasonable measures to secure the implementation of any other type of consideration;

•	a target company must not be hindered in the conduct of its affairs for longer than is reasonable by an offer for its securities; and

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a substantial acquisition of securities (whether such acquisition is to be effected by one transactions or a series of transaction) shall take place only at an acceptable speed and shall be subject to adequate and timely disclosure.

Mandatory Bid

Under certain circumstances, a person who acquires our shares or other voting rights in Endo may be required under the Takeover Rules to make a mandatory cash offer for our remaining outstanding shares at a price not less than the highest price paid for the shares by the acquirer (or any parties acting in concert with the acquirer) during the previous 12 months. This mandatory bid requirement is triggered if an acquisition of shares would increase the aggregate holding of an acquirer (including the holdings of any parties acting in concert with the acquirer) to shares representing 30% or more of the voting rights in Endo, unless the Panel otherwise consents. An acquisition of shares by a person holding (together with its concert parties) shares representing between 30% and 50% of the voting rights in Endo would also trigger the mandatory bid requirement if, after giving effect to the acquisition, the percentage of the voting rights held by that person (together with its concert parties) would increase by 0.05% within a 12-month period. Any person (excluding any parties acting in concert with the holder) holding shares representing more than 50% of the voting rights of a company is not subject to these mandatory offer requirements in purchasing additional securities.

Voluntary Bid; Requirements to Make a Cash Offer and Minimum Price Requirements

If a person makes a voluntary offer to acquire our outstanding ordinary shares, the offer price must be no less than the highest price paid for our ordinary shares by the bidder or its concert parties during the three-month period prior to the commencement of the offer period. The Panel has the power to extend the “look back” period to 12 months if the Panel, taking into account the General Principles, believes it is appropriate to do so.

If the bidder or any of its concert parties has acquired our ordinary shares (i) during the period of 12 months prior to the commencement of the offer period which represent more than 10% of our total ordinary shares or

(ii) at any time after the commencement of the offer period, the offer must be in cash (or accompanied by a full cash alternative) and the price per ordinary share must not be less than the highest price paid by the bidder or its concert parties during, in the case of (i), the 12-month period prior to the commencement of the offer period and, in the case of (ii), the offer period. The Panel may apply this rule to a bidder who, together with its concert parties, has acquired less than 10% of our total ordinary shares in the 12-month period prior to the commencement of the offer period if the Panel, taking into account the General Principles, considers it just and proper to do so. An offer period will generally commence from the date of the first announcement of the offer or proposed offer.

Substantial Acquisition Rules

The Irish Takeover Rules also contain rules governing substantial acquisitions of shares which restrict the speed at which a person may increase his or her holding of shares and rights over shares to an aggregate of between 15% and 30% of the voting rights of Endo. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10% or more of the voting rights of Endo is prohibited, if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15% or more but less than 30% of the voting rights of Endo and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such holdings.

Frustrating Action

Under the Takeover Rules, our board of directors is not permitted to take any action which might frustrate an offer for our shares once our board of directors has received an approach which may lead to an offer or has reason to believe an offer is or may be imminent, subject to certain exceptions.

Potentially frustrating actions such as (i) the issue of shares, options or convertible securities; (ii) material acquisitions or disposals; (iii) entering into contracts other than in the ordinary course of business; or (iv) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any time during which the board has reason to believe an offer is or may be imminent. Exceptions to this prohibition are available where:

•	the action is approved by our shareholders at a general meeting; or

•	the Panel has given its consent, where:

•	it is satisfied the action would not constitute frustrating action;

•	our shareholders that hold 50% of the voting rights in Endo state in writing that they approve the proposed action and would vote in favor of it at a general meeting;

•	the action is taken in accordance with a contract entered into prior to the announcement of the offer; or

•	the decision to take such action was made before the announcement of the offer and either has been at least partially implemented or is in the ordinary course of business.

Rights Agreement

Our memorandum and articles of association expressly authorize the adoption of a shareholders’ rights plan. Irish law does not expressly authorize or prohibit companies from issuing share purchase rights or adopting a shareholder rights plan as an anti-takeover measure.

However, there is no directly relevant case law on the validity of such plans under Irish law and their interaction with the Irish Takeover Rules and the General Principles underlying the Irish Takeover Rules.

Subject to the Irish Takeover Rules described above, our board of directors also has power to issue any authorized and unissued shares on such terms and conditions as it may determine and any such action should be taken in our best interests.

Certain other provisions of Irish law or our memorandum and articles of association may be considered to have anti-takeover effects, including those described in “—Capital Structure—Authorized Share Capital,” “—Preemption Rights and Share Options,” “—Removal of Directors; Vacancies,” “—Advance Notice of Director Nominations and Other Proposals,” “—Amendment of Constituent Documents,” “— Disclosure of Interests in Shares.”

Legal Name; Formation; Fiscal Year; Registered Office

Our legal and commercial name is Endo International plc. We were incorporated in Ireland on October 31, 2013 as a private limited company, under the name Sportwell Limited (registration number 534814). We re-registered to a public limited company on February 18, 2014. Our fiscal year ends on December 31 and our registered office is at First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland.

Duration; Dissolution; Rights upon Liquidation

Our duration is unlimited. We may be dissolved and wound up at any time by way of a shareholders’ voluntary winding up or a creditors’ winding up. In the case of a shareholders’ voluntary winding-up, a special resolution of shareholders is required. We may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where we have failed to file certain returns.

The rights of the shareholders to a return of our assets on dissolution or winding up, following the settlement of all claims of creditors are prescribed in our articles of association.

Uncertificated Shares

Holders of our ordinary shares that hold their ordinary shares electronically have the right to require us to issue certificates for their shares.

Stock Exchange Listing

Our ordinary shares are traded on NASDAQ under the ticker symbol “ENDP.”

No Sinking Fund

Our ordinary shares have no sinking fund provisions.

No Liability for Further Calls or Assessments

Any of our ordinary shares offered under any applicable prospectus supplement will be duly and validly issued and fully-paid.

Transfer and Registration of Shares

An affiliate of our transfer agent, Computershare Investor Services Inc., Computershare Investor Services (Ireland) Limited, maintains the share register, registration in which will be determinative of membership in Endo. Each of our shareholders who holds shares beneficially will not be the holder of record of such shares. Instead, the depository or other nominee will be the holder of record of those shares. Accordingly, a transfer of shares from a person who holds such shares beneficially to a person who also holds such shares beneficially through a depository or other nominee will not be registered in our official share register, as the depository or other nominee will remain the record holder of any such shares.

A written instrument of transfer is required under Irish law in order to register on our official share register any transfer of shares (i) from a person who holds such shares directly to any other person; (ii) from a person who holds such shares beneficially to a person who holds such shares directly; or (iii) from a person who holds such shares beneficially to another person who holds such shares beneficially where the transfer involves a change in the depository or other nominee that is the record owner of the transferred shares.

An instrument of transfer is also required for a shareholder who directly holds shares to transfer those shares into his or her own broker account (or vice versa). Such instruments of transfer may give rise to Irish stamp duty, which must be paid prior to registration of the transfer on our official Irish share register. However, a shareholder who directly holds shares may transfer those shares into his or her own broker account (or vice versa) without giving rise to Irish stamp duty, provided there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and the transfer is not made in contemplation of a sale of the shares.

Any transfer of our ordinary shares that is subject to Irish stamp duty will not be registered in the name of the buyer unless an instrument of transfer is duly stamped and provided to the transfer agent. Our articles of association allow us, in our absolute discretion, to create an instrument of transfer and pay (or procure the payment of) any stamp duty, which is the legal obligation of a buyer. In the event of any such payment, we are (on our own behalf or on behalf of our affiliates) entitled to (i) seek reimbursement from the buyer or seller (at our discretion); (ii) set-off the amount of the stamp duty against future dividends payable to the buyer or seller (at our discretion); and (iii) claim a lien against our ordinary shares on which we have paid stamp duty. Parties to a share transfer may assume that any stamp duty arising in respect of a transaction in our ordinary shares has been paid unless one or both of such parties is otherwise notified by us.

Our memorandum and articles of association delegate to our secretary (or duly appointed nominee) the authority to execute an instrument of transfer on behalf of a transferring party.

In order to help ensure that the official share register is regularly updated to reflect trading of our ordinary shares occurring through normal electronic systems, we intend to regularly produce any required instruments of transfer in connection with any transactions for which we pay stamp duty (subject to the reimbursement and set-off rights described above). In the event that we notify one or both of the parties to a share transfer that we believe stamp duty is required to be paid in connection with the transfer and that we will not pay the stamp duty, the parties may either themselves arrange for the execution of the required instrument of transfer (and may request a form of instrument of transfer from us for this purpose) or request that we execute an instrument of transfer on behalf of the transferring party in a form determined by us. In either event, if the parties to the share transfer have the instrument of transfer duly stamped (to the extent required) and then provide it to our transfer agent, the buyer will be registered as the legal owner of the relevant shares on our official Irish share register (subject to the matters described below). The directors may suspend registration of transfers from time to time, not exceeding 30 days in aggregate each year.

DESCRIPTION OF DEBT SECURITIES

We may offer debt securities in one or more series, which may be senior debt securities or subordinated debt securities and which may be convertible into another security.

The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the following general terms and provisions may apply to those debt securities, will be described in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, each series of our debt securities will be issued under the indenture, dated as of June 2, 2015, entered into between us and Wells Fargo Bank, National Association, as trustee. The indenture is attached as an exhibit to the registration statement of which this prospectus forms a part. The terms of the debt securities will include those set forth in the indenture and those made a part of the indenture by the Trust Indenture Act of 1939, as amended (“TIA”). You should read the summary below, the applicable prospectus supplement and the provisions of the indenture and indenture supplement, if any, in their entirety before investing in our debt securities.

The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of that series of debt securities. Authorizing resolutions, a certificate or a supplemental indenture will set forth the specific terms of each series of debt securities. These terms may include, among others, the following:

•	the title and aggregate principal amount of the debt securities and any limit on the aggregate principal amount;

•	whether the debt securities will be senior, subordinated or junior subordinated;

•	any applicable subordination provisions for any subordinated debt securities;

•	the maturity date(s) or method for determining same;

•	the interest rate(s) or the method for determining same;

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the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable and whether interest shall be payable in cash, additional securities or some combination thereof;

•	whether the debt securities are convertible or exchangeable into other securities and any related terms and conditions;

•	redemption or early repayment provisions;

•	authorized denominations;

•	if other than the principal amount, the principal amount of debt securities payable upon acceleration;

•	place(s) where payment of principal and interest may be made, where debt securities may be presented and where notices or demands upon the company may be made;

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whether such debt securities will be issued in whole or in part in the form of one or more global securities and the date as of which the securities are dated if other than the date of original issuance;

•	amount of discount or premium, if any, with which such debt securities will be issued;

•	any additions to or changes in the covenants that apply to such debt securities;

•	any additions or changes in the defaults and events of default applicable to the particular or series of debt securities being issued;

•	the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination and release of the guarantees), if any;

•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	any restriction or conditions on the transferability of the debt securities;

•	provisions granting special rights to holders of the debt securities upon occurrence of specified events;

•	additions or changes relating to compensation or reimbursement of the trustee of the series of debt securities;

•	additions or changes to the provisions for the defeasance of the debt securities or to provisions related to satisfaction and discharge of the indenture;

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provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture and the execution of supplemental indentures for such series; and

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any other terms of the debt securities, including but not limited to, whether the debt securities are secured and the terms of such security (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series debt securities).

General

We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of any other debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the indenture.

We will describe in the applicable prospectus supplement any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. In addition, debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked will be described in the applicable prospectus supplement.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $200,000 and any integral multiple of $1,000 in excess thereof. Subject to the limitations provided in the indenture and in the applicable prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase ordinary shares, debt securities or other securities. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

The prospectus supplement relating to any warrants we offer will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the designation, number and terms of the ordinary shares, debt securities or other securities purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms relating to the modification of the warrants;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

•	any other specific terms of the warrants.

The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase ordinary shares, debt securities or other securities. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the shareholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The applicable prospectus supplement will describe the specific terms of any offering of subscription rights for which this prospectus is being delivered, including the following:

•	the price, if any, for the subscription rights;

•	the exercise price payable for each share of ordinary shares, debt securities or other securities upon the exercise of the subscription rights;

•	the number of subscription rights issued to each shareholder;

•	the number and terms of the shares of ordinary shares, debt securities or other securities which may be purchased per each subscription right;

•	the extent to which the subscription rights are transferable;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of any subscription rights certificate if we offer subscription rights, see “Where You Can Find More Information.” We urge you to read the applicable subscription rights certificate and any applicable prospectus supplement in their entirety.

DESCRIPTION OF SHARE PURCHASE CONTRACTS AND SHARE PURCHASE UNITS

We may issue share purchase contracts representing contracts obligating holders to purchase from us, and us to sell to the holders, a specified or varying number of our ordinary shares at a future date or dates. The price per share and the number of shares may be fixed at the time the share purchase contracts are entered into or may be determined by reference to a specific formula set forth in the share purchase contracts. The share purchase contracts may be entered into separately or as a part of a share purchase unit that consists of (a) a share purchase contract; (b) warrants; and/or (c) debt securities or debt obligations of third parties (including United States treasury securities or other share purchase contracts), that would secure the holders’ obligations to purchase ordinary shares under the share purchase contract. The share purchase contracts may require us to make periodic payments to the holders of the share purchase units. These payments may be unsecured or prefunded and may be paid on a current or on a deferred basis. The share purchase contracts may require holders to secure their obligations under the contracts in a specified manner.

The applicable prospectus supplement will describe the terms of any share purchase contract or share purchase unit and will contain a summary of certain United States federal income tax consequences applicable to the share purchase contracts and share purchase units.

SELLING SHAREHOLDERS

Selling shareholders are persons or entities that, directly or indirectly, have acquired or will from time to time acquire from us, our ordinary shares in various private transactions. Such selling shareholders may be parties to registration rights agreements with us, or we otherwise may have agreed or will agree to register their securities for resale. The initial purchasers of our securities, as well as their transferees, pledges, donees or successors, all of whom we refer to as “selling shareholders,” may from time to time offer and sell the securities pursuant to this prospectus and any applicable prospectus supplement.

The applicable prospectus supplement will set forth the name of each of the selling shareholders and the number of our ordinary shares beneficially owned by such selling shareholders that are covered by such prospectus supplement. The applicable prospectus supplement will also disclose whether any of the selling shareholders has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus supplement.

PLAN OF DISTRIBUTION

We or the selling shareholders may sell the securities being offered hereby in one or more of the following ways from time to time:

•	to underwriters for resale to purchasers;

•	directly to purchasers;

•	through agents or dealers to purchasers; or

•	through a combination of any of these methods.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and any accompanying prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and any accompanying prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and any accompanying prospectus supplement.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

LEGAL MATTERS

Unless otherwise specified in connection with the particular offering of any securities, the validity of the debt securities, warrants, subscription rights, share purchase contracts and share purchase units that may be issued or resold under this prospectus will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. The validity of the ordinary shares that may be issued under this prospectus and particular matters concerning the laws of Ireland will be passed upon by A&L Goodbody, Dublin, Ireland.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to Endo International plc’s Current Report on Form 8-K dated May 8, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Endo International plc

22,152,136 Ordinary Shares